EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-113519 on Form S-8 dated March 11, 2004, Registration Statement 33-61977 on Form S-8 dated August 21, 1995, Registration Statement 33-61979 on Form S-8 dated August 21, 1995, Registration Statement 33-12571 on Form S-8 dated March 11, 1987 and Registration Statement 33-593 on Form S-8 dated October 1, 1985, of our report dated April 15, 2011 (which report indicates the company’s ability to continue as a going concern), with respect to the balance sheets as of December 31, 2010 and 2009 and the statements of operations, stockholders’ deficit and cash flows for each of the two years ended December 31, 2010, of Integral Vision, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2010.

/S/ Rehmann Robson, P.C.

Troy, Michigan
April 14, 2011